Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Upbound Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $.01 par value	Other	4,287,000(2)	$30.29	$129,853,230	0.0001102	$14,309.83
Total Offering Amounts					$129,853,230		$14,309.83
Total Fee Offsets							—
Net Fee Due							$14,309.83

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, $0.01 par value (the “Common Stock”) of Upbound Group, Inc. which may become issuable under the plans listed in footnote 2 below by reason of any stock split, stock dividend, recapitalization, or other similar transaction effected without consideration which results in the increase in the number of outstanding shares of Common Stock.

(2)	Represents shares of Common Stock issuable under the Upbound Group, Inc. Amended 2021 Long-Term Incentive Plan.

(3)	Estimated solely for purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and proposed maximum aggregate offering price are based on the reported average of the high and low prices of Common Stock as reported on Nasdaq Global Select Market on May 31, 2023.